                                                                       EXHIBIT 1



                            STOCK PURCHASE AGREEMENT


                                  by and among


                        COMPLETE BUSINESS SOLUTIONS, INC.


                                       and


                          CDR-COOKIE ACQUISITION L.L.C.


                                       and


                       CDR-COOKIE ACQUISITION VI-A L.L.C.


                                  as Purchasers






                           Dated as of March 17, 2000

                                Table of Contents

                                                                                                               Page
                                                                                                               ----
                                                             ARTICLE I

                                                           STOCK PURCHASE

   1.1            Sale and Purchase of the Preferred Shares.......................................................2
   1.2            Initial Closing.................................................................................2
   1.3            Subsequent Closing..............................................................................3
   1.4            Allocation......................................................................................3

                                                             ARTICLE II

                                           REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   2.1            Organization....................................................................................4
   2.2            Capitalization..................................................................................4
   2.3            Authorization; Validity of Agreement............................................................5
   2.4            No Violations; Consents and Approvals...........................................................6
   2.5            SEC Reports and Financial Statements............................................................7
   2.6            Absence of Certain Changes......................................................................8
   2.7            Absence of Undisclosed Liabilities..............................................................8
   2.8            Information in Proxy Statement..................................................................8
   2.9            Employee Benefit Plans; ERISA...................................................................8
   2.10           Litigation; Compliance with Law.................................................................9
   2.11           Intellectual Property..........................................................................10
   2.12           Material Contracts; Registration Rights Agreements.............................................11
   2.13           Taxes..........................................................................................12
   2.14           Environmental Matters..........................................................................12
   2.15           Shareholder Approval...........................................................................13
   2.16           Brokers........................................................................................14
   2.17           Insurance......................................................................................14
   2.18           Labor Matters, etc.............................................................................14
   2.19           Disclosure.....................................................................................14
   2.20           Takeover Statutes..............................................................................15
   2.21           Customers; Liability for Defective Services....................................................15

                                                            ARTICLE III

                                            REPRESENTATIONS AND WARRANTIES OF PURCHASERS

   3.1            Organization, No Prior Business................................................................15
   3.2            Authorization; Validity of Agreement...........................................................16
   3.3            Consents and Approvals; No Violations..........................................................16
   3.4            Information in Proxy Statement.................................................................17
   3.5            Financing......................................................................................17


   3.6            Brokers........................................................................................17
   3.7            Litigation; Compliance with Law................................................................17
   3.8            Knowledge......................................................................................18

                                                             ARTICLE IV

                                                        CORPORATE GOVERNANCE

   4.1            Composition of the Board of Directors, etc.....................................................18
   4.2            Non-Voting Observer............................................................................19
   4.3            Directors'and Observer's Expenses; Fees........................................................20
   4.4            Information, VCOC..............................................................................20
   4.5            Supermajority Voting Provisions................................................................20
   4.6            Responsibilities of Co-Chairmen, CEO...........................................................22
   4.7            By-Laws........................................................................................23

                                                             ARTICLE V

                                                       CERTAIN EQUITY MATTERS

   5.1            Subscription Rights............................................................................23
   5.2            Issuance and Delivery of New Securities........................................................23
   5.3            Limitation on Purchases of Equity Securities...................................................24

                                                             ARTICLE VI

                                                      COVENANTS OF THE COMPANY

   6.1            Covenants of the Company.......................................................................25
   6.2            Access and Information.........................................................................26
   6.3            Shareholders'Meeting; Proxy Statement..........................................................26
   6.4            Notification of Certain Matters................................................................28
   6.5            Press Releases; Interim Public Filings.........................................................28
   6.6            Reservation of Common Stock for Conversion and Exercise........................................28
   6.7            Listing........................................................................................28
   6.8            Periodic Information...........................................................................28
   6.9            Preferred Share Rights.........................................................................29
   6.10           New Shareholders...............................................................................29
   6.11           Executive Committee............................................................................29
   6.12           Shareholder Rights.............................................................................30
   6.13           No Solicitation by the Company.................................................................30


                                                            ARTICLE VII

                                            COVENANTS OF THE COMPANY AND THE PURCHASERS

   7.1            Public Announcements...........................................................................31
   7.2            Further Actions................................................................................32
   7.3            Further Assurances.............................................................................32
   7.4            Certain Tax Matters............................................................................32

                                                            ARTICLE VIII

                                                        CONDITIONS PRECEDENT

   8.1            Condition to Obligations of Each Party.........................................................34
   8.2            Conditions to Obligations of the Purchasers....................................................35
   8.3            Conditions to Obligations of the Company.......................................................36
   8.4            Conditions to Obligations to Consummate the Second Tranche Transactions........................37

                                                             ARTICLE IX

                                                            TERMINATION

   9.1            Termination....................................................................................37
   9.2            Effect of Termination..........................................................................38

                                                             ARTICLE X

                                                          INDEMNIFICATION

   10.1           Indemnification by the Company.................................................................39
   10.2           Indemnification by the Purchasers..............................................................39
   10.3           Indemnification Procedures.....................................................................40
   10.4           Remedies.......................................................................................41
   10.5           Tax Treatment of Adjustments...................................................................41
   10.6           Survival.......................................................................................41


                                                             ARTICLE XI

                                                    INTERPRETATION; DEFINITIONS

   11.1           Definitions....................................................................................41


                                                            ARTICLE XII

                                                           MISCELLANEOUS

   12.1           Fees and Expenses..............................................................................50
   12.2           Severability...................................................................................51
   12.3           Specific Enforcement...........................................................................51
   12.4           Entire Agreement...............................................................................51
   12.5           Counterparts...................................................................................51
   12.6           Notices........................................................................................51
   12.7           Amendments; Waivers, etc.......................................................................53
   12.8           Cooperation....................................................................................54
   12.9           Successors and Assigns.........................................................................54
   12.10          Transfer of Preferred Shares, etc..............................................................54
   12.11          Governing Law, etc.............................................................................55
   12.12          Necessary Adjustments..........................................................................56
   12.13          No Inconsistent Agreements.....................................................................56
   12.14          No Third Party Beneficiaries...................................................................56
   12.15          Replacement of Share Certificates..............................................................56

         Exhibit A         Form of Certificate of Designation
         Exhibit B         Form of 25 Warrant
         Exhibit C         Form of 31 Warrant
         Exhibit D         Form of Registration Rights Agreement
         Exhibit E         Form of Indemnification Agreement

                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of March 17, 2000, is entered into by and among CD&R-Cookie Acquisition, L.L.C., a Delaware limited liability company ("CDR-Cookie VI") that is wholly-owned by Clayton, Dubilier & Rice Fund VI Limited Partnership, a Cayman Islands exempted limited partnership ("Fund VI") and CDR-Cookie Acquisition VI-A, L.L.C., a Delaware limited liability company ("CDR-Cookie VI-A") that is wholly-owned by Clayton, Dubilier & Rice Fund VI-A Limited Partnership, a Cayman Islands exempted limited partnership ("Fund VI-A"), as purchasers (the "Purchasers"), and Complete Business Solutions, Inc., a Michigan corporation (the "Company").

                              W I T N E S S E T H:

                  WHEREAS, pursuant to the terms and conditions hereof, the Company desires to sell to the Purchasers and the Purchasers desire to purchase from the Company at the Initial Closing (i) an aggregate of 100,000 shares of the Company's Series A voting convertible preferred stock, without par value (the "Preferred Shares"), having the terms set forth in the certificate of designation attached hereto as Exhibit A (the "Certificate of Designation"), and
(ii) one or more warrants, each substantially in the form of Exhibit B hereto, to purchase an aggregate of three million shares of the Company's common stock, without par value (the "Common Stock"), in accordance with the terms of such warrant at an exercise price of $25 per share (the "25 Warrant");

                  WHEREAS, subject to the approval of the holders of a majority of the shares of Common Stock present at the annual meeting of the Company's shareholders (the "Annual Meeting") duly convened by the Board of Directors of the Company (the "Board" and such approval, the "Shareholder Approval") and pursuant to the terms and conditions hereof, the Company desires to sell to the Purchasers and the Purchasers desire to purchase from the Company at the Subsequent Closing (i) an aggregate of an additional 100,000 Preferred Shares,
(ii) one or more warrants, each substantially in the form of Exhibit C hereto, to purchase an aggregate of 1.8 million shares of Common Stock in accordance with the terms of such warrant at an exercise price of $31 per share (the "31 Warrant" and, together with the 25 Warrant, the "Warrants"), and (iii) an additional 25 Warrant to purchase an additional 500,000 shares of Common Stock;

                  WHEREAS, the Board, based on the unanimous recommendation of a special committee of independent directors of the Company (the "Special Committee"), has approved, and deems it advisable and in the best interests of the shareholders of the Company to consummate, the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, the Company has, as of the date hereof, entered into an agreement (the "Consulting Agreement") with CD&R pursuant to which CD&R has agreed to provide to the Company financial and management advisory services as may be requested from time to time in accordance with the terms of such agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties agree as follows:


                                   ARTICLE I

                                 STOCK PURCHASE

                  1.1 Sale and Purchase of the Preferred Shares. Subject to the terms and conditions hereof at the Initial Closing and the Subsequent Closing, the Company agrees to sell to the Purchasers and the Purchasers agree, jointly and severally, to purchase from the Company, for an aggregate purchase price of $200 million (the "Purchase Price"), an aggregate of 200,000 Preferred Shares and the Warrants. The Purchasers shall purchase the Preferred Shares and the Warrants hereunder on a pro rata basis.

                  1.2 Initial Closing.

                  (a) Time and Place of Initial Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Article 9 hereof, the initial closing (the "Initial Closing") shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, 10022, at 10:00 A.M., New York time, on the second Business Day after the satisfaction or waiver of all of the conditions to the Initial Closing (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver of those conditions). The "Initial Closing Date" shall be the date the Initial Closing occurs.

                  (b) Transactions at the Initial Closing. At the Initial Closing, subject to the terms and conditions of this Agreement:

                  (i) The Company shall (i) issue to the Purchasers an aggregate of 100,000 of the Preferred Shares and (ii) deliver to the Purchasers one or more certificates registered in the name of the Purchasers representing the 25 Warrant with respect to three million shares of Common Stock; and

                  (ii) The Purchasers shall pay to the Company an aggregate of $100 million of the Purchase Price, by wire transfer of immediately available funds to an account or accounts designated by the Company at least five Business Days prior to the Closing Date.

                  1.3 Subsequent Closing.

                  (a) Time and Place of Subsequent Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Article 9 hereof, the subsequent closing (the "Subsequent Closing") shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022, at 10:00 a.m., New York time, no later than the second Business Day after the satisfaction or waiver of all of the conditions set forth in Article 8 hereof (other than those conditions that by their nature are to be satisfied at the Subsequent Closing, but subject to the satisfaction or waiver of those conditions). The "Subsequent Closing Date" shall be the date the Subsequent Closing actually occurs.

                  (b) Transactions at the Subsequent Closing. At the Subsequent Closing, subject to the terms and conditions of this Agreement:

                  (i) The Company shall (i) issue to the Purchasers an aggregate of 100,000 of the Preferred Shares, (ii) deliver to the Purchasers one or more certificates registered in the name of the Purchasers representing the 31 Warrant with respect to 1.8 million shares of Common Stock and (iii) deliver to the Purchasers one or more certificates registered in the name of the Purchasers representing the additional 25 Warrant with respect to 500,000 shares of Common Stock ; and

                  (ii) The Purchasers shall pay to the Company an aggregate of $100 million of the Purchase Price, by wire transfer of immediately available funds to an account or accounts designated by the Company at least five Business Days prior to the Subsequent Closing Date.

                  1.4 Allocation. For all Tax purposes, the parties agree to allocate (i) $100 million of the Purchase Price as follows: $72,102,036 and $27,897,964 to the Preferred Shares and the 25 Warrant, respectively, acquired at the Initial Closing, and (ii) $100 million of the Purchase Price as follows:
$75,420,295, $4,863,646 and $19,716,059 to the Preferred Shares the 31 Warrant
and the additional 25 Warrant, respectively, acquired at the Subsequent Closing. Except as required by applicable Law, no party shall take any position for any Tax purpose inconsistent with this allocation.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as disclosed in (i) the Company disclosure schedule (which shall set forth with reasonable specificity by reference to Sections of this Agreement the disclosure matters contained therein) delivered on or prior to the date hereof (the "Company Disclosure Schedule") or (ii) the Filed Company SEC Documents, the

Company represents and warrants to the Purchasers as of the date hereof and as of each Closing Date that:

                  2.1 Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing, and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in good standing of any Subsidiary would not have a Material Adverse Effect. Each of the Company and its Subsidiaries is qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which it owns real property or in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed in the aggregate would not have a Material Adverse Effect. None of the Company or any of its Subsidiaries is in breach or violation of any of its certificate of incorporation, by-laws or other organizational documents. The Company has previously delivered to the Purchasers a complete and correct copy of each of its restated articles of incorporation, as amended (the "Articles of Incorporation") and By-Laws, as currently in effect. Schedule 2.1 of the Company Disclosure Schedule sets forth a complete and correct list of the Subsidiaries of the Company and their respective jurisdictions of incorporation or organization. Pursuant to the By-Laws of the Company and resolutions duly adopted by the Board thereunder, the Executive Committee of the Board currently has the authority to appoint and terminate the Chief Executive Officer of the Company.

                  2.2 Capitalization.

                  (a) The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 1,000,000 Preferred Shares. At the close of business on March 10, 2000: (i) 37,834,202 shares of Common Stock were issued and outstanding; (ii) 3,393,782 shares of Common Stock were reserved for issuance pursuant to the 1996 Stock Option Plan and the Employee Stock Purchase Plan, of which 4,096,511 shares are subject to outstanding options to purchase Common Stock (the "Company Stock Options"); and (iii) no Preferred Shares have been designated or issued prior to the date hereof. All outstanding shares of capital stock of the Company are, and all shares thereof which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as expressly provided in this Agreement and except for changes since March 10, 2000 resulting from the issuance of shares of Common Stock upon exercise of Company Stock Options granted prior to the date hereof pursuant to the Plans, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries or any obligation of the Company or any of its Subsidiaries to issue, or cause to be issued, any capital stock, voting securities or securities or options convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, (y) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or options other than those described in the second sentence of this Section 2.2(a) and (z) there are no voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

                  (b) The Preferred Shares being issued at each Closing have been duly authorized by all necessary corporate action on the part of the Company (except for the filing with the Department of Consumer and Industry Services of the State of Michigan or any successor agency or administrator of the Certificate of Designation), and at each Closing the Preferred Shares issued thereat will have been validly issued and, assuming payment therefor has been made, will be fully paid and nonassessable, and the issuance of such Preferred Shares will not be subject to preemptive or subscription rights of any other shareholder of the Company. The Company has validly reserved for issuance a number of shares of Common Stock that will be sufficient to permit the conversion in full of the Preferred Shares into shares of Common Stock, and, upon conversion, such shares of Common Stock (the "Conversion Shares") will be validly issued and outstanding, fully paid and nonassessable. The shares issuable upon exercise of the Warrants (the "Warrant Shares") have been duly authorized by all necessary corporation action on the part of the Company, and the Company has validly reserved for issuance a number of shares of Common Stock that will be sufficient to permit the exercise in full of the Warrants. Assuming payment therefor has been made, upon issuance and exercise of the Warrants, the Warrant Shares will be validly issued and outstanding, fully paid and nonassessable. Upon the adoption of the Certificate of Designation, the Preferred Shares shall have the voting and other rights specified therein and upon their issuance, the Conversion Shares and the Warrant Shares shall have the voting and other rights attributable to Common Stock.

                  (c) All of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company's Subsidiaries are beneficially owned, directly or indirectly, by the Company and neither the Company nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person (other than any Subsidiaries listed on Schedule 2.1 of the Company Disclosure Schedule or other Persons listed in Schedule 2.2(c) of the Company Disclosure Schedule), or is obligated to make any capital contribution to or other investment in any such Person.

                  2.3 Authorization Validity of Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the

Ancillary Agreements to which it is a party and to consummate (i) the transactions contemplated for the Initial Closing (the "First Tranche Transactions"), (ii) subject to the Shareholder Approval as contemplated by
Section 6.3 hereof, the transactions contemplated for the Subsequent Closing (the "Second Tranche Transactions") and (iii) the transactions contemplated by the Ancillary Agreements to which it is a party. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly recommended by the Special Committee and duly authorized by the Board and, other than the Shareholder Approval of the Second Tranche Transactions, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the Purchasers, is a valid and binding obligation of the Company in accordance with its terms. Each Ancillary Agreement to which it is a party, when executed and delivered, assuming due authorization, execution and delivery of such Ancillary Agreements by the counterparties thereto, will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                  2.4 No Violations; Consents and Approvals.

                  (a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or By-Laws of the Company, (ii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration, or to the imposition of any Lien) under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, or any lease, license, contract, agreement, plan or other instrument or obligation, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) conflict with or violate any Laws applicable to the Company, any of its Subsidiaries or any of their properties or assets; except in the case of clause (ii) for such conflicts, violations, breaches or defaults which in the aggregate would not have a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.

                  (b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, local or foreign court, legislative, executive or regulatory authority or agency (a "Governmental Authority") or any other

Person is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except (i) the Shareholder Approval of the Second Tranche Transactions, (ii) pursuant to applicable requirements under the Exchange Act and the HSR Act, and (iii) such other consents, approvals, authorizations, and notifications, of or to any Person, other than a material consent, approval, authorization and notification of or to any Governmental Authority, the failure of which to be obtained or made in the aggregate would not have a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.

                  2.5 SEC Reports and Financial Statements.

                  (a) Since the date of its initial public offering, the Company has timely filed with the SEC all forms and documents required to be filed by it under the Securities Act and the Exchange Act (collectively, the "Company SEC Documents"). As of their respective dates, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, and the applicable rules and regulations of the SEC thereunder.

                  (b) The consolidated financial statements included in the Company SEC Documents have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein and except that the quarterly financial statements are subject to year end adjustment and do not contain all footnote disclosures required by GAAP) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein.

                  (c) Schedule 2.5(c) of the Company Disclosure Schedule sets forth a draft consolidated balance sheet of the Company dated as of and as at December 31, 1999 (the "Balance Sheet") and draft consolidated statements of income, draft consolidated statements of cash flow and draft consolidated statements of stockholders' equity for the year ended December 31, 1999 (such financial statements, including the notes thereto, the "Financial Statements"). The Balance Sheet and the Financial Statements have been prepared in accordance with GAAP and consistent with the Company's past practices. The Balance Sheet and the Financial Statements, when presented in final audited form, together with the Company's independent accountant's report thereon and notes thereto shall present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates and for the periods indicated therein, shall have been prepared in accordance with GAAP consistently applied with the financial statements and balance sheets contained in the Filed Company SEC Documents and shall be consistent with the Balance Sheet and Financial Statements set forth in
Schedule 2.5(c) of the Company Disclosure Schedule.

                  2.6 Absence of Certain Changes. Since December 31, 1999, (i) no event, occurrence, fact, condition, change, development or effect exists or has occurred or is threatened that, individually or in the aggregate, has had or would have a Material Adverse Impact (other than a Material Adverse Impact resulting primarily and directly from the announcement of the transactions contemplated hereby and compliance by the Company with the terms of this Agreement, or solely from the failure by the Company to meet internal projections or forecasts due to causes that would not otherwise constitute a Material Adverse Impact); (ii) the Company and its Subsidiaries have conducted their respective operations only in the ordinary course consistent with past practices and (iii) the Company and its Subsidiaries have not taken any action that if, taken after the date hereof would constitute a breach of any of the provisions of Article VI.

                  2.7 Absence of Undisclosed Liabilities. Except: (i) as and to the extent reflected on and reserved against in the Balance Sheet, (ii) as disclosed in the Company SEC Documents filed with the SEC and publicly available prior to the date hereof and in any amendments filed with respect thereto prior to the date hereof (the "Filed Company SEC Documents") or (iii) for Liabilities that would not in the aggregate have a Material Adverse Effect, the Company and its Subsidiaries have not incurred any Liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of the Company prepared in accordance with GAAP consistently applied with the financial statements and balance sheets contained in the Filed Company SEC Documents or reflected on the notes thereto.

                  2.8 Information in Proxy Statement. The Proxy Statement (and any amendment thereof or supplement thereto) at the date mailed to Company shareholders and at the time of the Annual Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder; except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied by the Purchasers specifically for inclusion in the Proxy Statement.

                  2.9 Employee Benefit Plans; ERISA.

                  (a) Each "employee benefit plan" (as defined in Section 3(3) of ERISA) and each employment agreement, collective bargaining agreement, consulting agreement, severance agreement, bonus, incentive or deferred compensation, stock option or other equity based, severance, termination, change in control, retention, employment, vacation, medical, dental, life, disability, death benefit, other welfare, profit-sharing, retirement, pension, post-retirement benefits, or other compensation or benefit plan, agreement, policy or arrangement in respect of which the Company or any of its Subsidiaries has any material liability (collectively, the "Plans") has been filed with the Filed Company SEC Documents or is listed on Schedule 2.9(b) of the Company Disclosure Schedule. Except as disclosed in the Filed Company SEC Documents, the Company has not incurred or become subject to any material liability under Title I or IV of ERISA, the penalty or excise tax provisions of the Code relating to employee plans or any similar Laws of a foreign jurisdiction. To the knowledge of the Company, no condition exists or event has occurred that presents a risk to the Company of incurring or becoming subject to any such material liability.

                  (b) All amounts payable under the Plans are deductible for federal income tax purposes and none of the Company and its Subsidiaries will, as a result of the transactions contemplated by this Agreement (either alone or together with other events), make or become obligated to make any "excess parachute payment" as defined in Section 280G of the Code. No current or former employee, director, agent, independent contractor or officer of the Company or any Subsidiary is or will become entitled to any severance pay or unemployment compensation, or any additional or new compensation, benefits or other compensatory payment or an increase in the amount of any compensation, benefits or other compensatory payment in connection with or as a result of the consummation of the transactions contemplated by this Agreement. Neither the vesting nor the timing of the payment of any such compensation, benefit or other compensatory payment in respect of any such employee or director has been or will be accelerated in connection with or as a result of the consummation of the transactions contemplated by this Agreement.

                  2.10 Litigation; Compliance with Law.

                  (a) There is no suit, claim, action, arbitration, proceeding or investigation or other Litigation (as defined below) pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their properties or assets which, individually or in the aggregate, if determined adversely to the Company or any such Subsidiary, would have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any settlement or similar agreement with any Governmental Authority, or to any order, judgment, decree, injunction or award of any Governmental Authority or arbitrator, that individually or in the aggregate, would have a Material Adverse Effect. "Litigation" means any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Governmental Authority.

                  (b) The Company and each of its Subsidiaries is in compliance in all material respects with all Laws applicable to it, and neither the Company nor any of its Subsidiaries has received any notice alleging noncompliance. The Company and each of its Subsidiaries has all material licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Authorities or other Persons (collectively, "Permits") that are required in order to permit each to carry on its business as it is presently conducted except where failure to hold such Permits in the aggregate would not have a Material Adverse Effect. All such Permits are in full force and effect and the Company and each of its Subsidiaries is in compliance in all material respects with the terms of such Permits, including requirements for notifications, filing, reporting, posting and maintenance of logs and records.

                  (c) There is no Litigation pending or, to the knowledge of the Company, threatened, that would result in the termination, modification or nonrenewal of any Permit, and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and there is no reasonable basis for any such termination, modification or nonrenewal, except for such terminations, modifications or nonrenewals as in the aggregate would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any Permit, or result in any termination, modification or nonrenewal thereof, except for such violations, terminations, modifications or nonrenewals thereof as in the aggregate would not have a Material Adverse Effect.

                  2.11 Intellectual Property.

                  (a) The Company and its Subsidiaries own (beneficially and as of record), or possess valid and legally enforceable licenses to use Intellectual Property used or held for use in connection with, necessary for the conduct of, or otherwise material to, their business and operations as currently conducted (the "Company Intellectual Property").

                  (b) The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe or conflict with any Intellectual Property of any Person, and neither the Company nor any of its Subsidiaries has received notice or has actual knowledge of any such current infringement or conflict, except, in each case, for such infringements or conflicts thereof as in the aggregate would not have a Material Adverse Effect. To the knowledge of the Company, no Person is infringing or allegedly infringing any Intellectual Property of the Company or its Subsidiaries. As of the date hereof, no claim or demand of any Person has been made or, to the knowledge of the Company or any Subsidiary, threatened, nor is there any Litigation that is pending or, to the knowledge of the Company, threatened, that (i) challenges the rights of the Company or any Subsidiary in respect of any Company Intellectual Property, or (ii) asserts that the Company or any Subsidiary is infringing or otherwise in conflict with, any Intellectual Property, except in each case for such challenges, assertions or claims that in the aggregate would not have a Material Adverse Effect. None of the Company Intellectual Property is or has been the subject of any Litigation within the last five years, whether or not resolved in favor of the Company or any Subsidiary.

                  (c) Except as would not in the aggregate have a Material Adverse Effect, all Owned Software, when delivered or made available to customers does not contain any viruses or defects that would prevent it from performing in all respects the tasks and functions that it was intended to perform.

                  (d) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or creation of any Lien on, the rights of the Company or any Subsidiary with respect to the Intellectual Property owned or used by them, except where such losses and such Liens in the aggregate would not have a Material Adverse Effect.

                  2.12 Material Contracts; Registration Rights Agreements.

                  (a) Schedule 2.12(a) of the Disclosure Schedule sets forth a complete and accurate list of Contracts that would be required to be filed as an exhibit to the Company's Annual Report on Form 10-K, if such Annual Report were required to be filed on the date hereof, a copy of each of which Contract has been provided to the Purchasers (the "Material Contracts").

                  (b) Each of the Material Contracts is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other Person, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other Person, except for such failures to be in full force and effect and such conflicts, violations, breaches or defaults as in the aggregate would not have a Material Adverse Effect or materially delay the consummation of the transactions contemplated hereby.

                  (c) Section 2.12(c) of the Company Disclosure Schedule sets forth a complete and accurate list of each Contract the Company has entered into with any Person, pursuant to which Contract such Person has the right to request or to cause the Company to effect registrations under the Securities Act of Equity Securities held by such Person (each, a "Registration Rights Agreement") and the number of demand registration rights outstanding thereunder on the date hereof. On or prior to the date hereof the Company has provided the Purchasers a complete and accurate copy of each such Registration Rights Agreement. There are no agreements between Rajendra Vattikuti and the Company with respect to employment, share ownership, indemnification, standstill, equity or voting matters other than the R Employment Agreement, the R Subscription Agreement, the R Indemnification Agreement or as set forth in Section 2.12 of the Disclosure Schedule.

                  2.13 Taxes.

                  (a) Each of the Company, its Subsidiaries, and any Consolidated Group (as defined below) has timely filed all material Tax Returns (as defined below) required to be filed by it and has timely paid all Taxes shown on such Tax Returns, and all such Tax Returns are correct and complete in all material respects. All material Taxes required to be withheld by the Company or any of its Subsidiaries have been timely withheld and so paid to the proper taxing authority or properly set aside in accounts for such purpose.

                  (b) No audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or Tax Return of any of the Company, its Subsidiaries or any Consolidated Group. None of the Company or any of its Subsidiaries has received any notice of deficiency or assessment from any taxing authority with respect to liabilities for income or any material other Taxes which has not been fully paid or finally settled.

                  (c) There is no liability for Taxes for which the Company or any of its Subsidiaries would be held liable solely by reason of Section 1.1502-6 of the Treasury Regulations or any comparable provisions of any other Tax law or as a successor or transferee. Neither the Company nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax sharing, allocation, indemnity or other similar agreement or arrangement entered into with any person (other than the Company and its Subsidiaries).

                  (d) "Consolidated Group" shall mean any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its Subsidiaries is a member. "Tax Returns" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns, and any amendments to any of the foregoing, relating to Taxes.

                  2.14 Environmental Matters.

                  (a) Except as would not have a Material Adverse Effect:

                  (i) each of the Company and its Subsidiaries is in compliance in all respects with all applicable Environmental Laws pertaining to any of the properties and assets of the Company or any of its Subsidiaries and, to the knowledge of the Company, no violation by the Company or any of its Subsidiaries is being alleged of any applicable Environmental Law relating to any of their respective properties and assets or the use or ownership thereof, or to their respective businesses and operations;

                  (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has caused or taken any action that will result in, and neither the Company nor any of its Subsidiaries is subject to, any liability or obligation on the part of the Company or any of its Subsidiaries relating to (x) the environmental conditions on, under, or about the properties or assets currently owned, leased, operated or used by the Company or any of its Subsidiaries, including without limitation, the air, soil and groundwater conditions at such properties or (y) the past or present use, management, handling, transport, treatment, generation, storage, disposal, discharge, leak, emission, or other manner of release of any Hazardous Materials; and

                  (iii) the Company has disclosed and made available to the Purchasers all information, including, without limitation, all studies, analyses and test results, in the possession, custody or control of or otherwise known to the Company or any of its Subsidiaries relating to
         (x) the environmental conditions on, under or about properties or assets currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries or any predecessor in interest thereto at the present time or in the past, and (y) any Hazardous Materials used, managed, handled, transported, treated, generated, stored, discharged, leaked, emitted, or otherwise released by the Company or any of its Subsidiaries or any other Person on, under, about or from any of the properties currently or formerly owned or leased, or otherwise in connection with the use or operation of any of the properties and assets of the Company or any of its Subsidiaries, or their respective businesses and operations.

                  (b) "Environmental Law" means any foreign, federal, state or local law, regulation, rule, ordinance or case law relating to pollution or protection of human health and safety or the environment, including, but not limited to, laws relating to releases or threatened releases of Hazardous Materials into the environment and including laws pertaining to the protection of the health and safety of employees. "Hazardous Materials" means any substance or material that is classified or regulated as "hazardous" or "toxic" pursuant to any Environmental Law, including without limitation, asbestos, polychlorinated biphenyls and petroleum.

                  2.15 Shareholder Approval. Except for the Shareholder Approval of the Second Tranche Transactions, no vote of or approval by the Company's shareholders or the Board is required under the MBCA, the Articles of Incorporation or the By-Laws of the Company to approve this Agreement, the issuance to the Purchasers of the Preferred

Shares, the Conversion Shares or the Warrant Shares or the consummation of any of the other transactions contemplated hereby.

                  2.16 Brokers. Except for Merrill Lynch, Pierce, Fenner and Smith Incorporated (the "Financial Advisor") and The Chesapeake Group, a complete and accurate copy of each engagement letter, or a complete and accurate description of the understanding between the Company and each entity if an engagement letter is unavailable, of which has been provided to the Purchasers, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, that is or will be payable by the Company or any of its Subsidiaries.

                  2.17 Insurance. Schedule 2.17 of the Company Disclosure Schedule contains a complete and correct list of all insurance policies maintained at present by or on behalf of the Company and its Subsidiaries. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies.

                  2.18 Labor Matters, etc. Neither the Company nor any of its Subsidiaries is a party to or bound by and none of their respective employees is subject to any collective bargaining agreement, memorandum of understanding or other written document relating to the terms and conditions of employment for any group of employees (any such agreement, memorandum or document, a "Collective Bargaining Agreement"), and there are no labor unions or other organizations representing or purporting or attempting to represent any employees employed by any of the Company and its Subsidiaries. Since December 31, 1998, there has not occurred or been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company or any of its Subsidiaries. There are no material labor disputes currently subject to any grievance procedure, arbitration or litigation with respect to any employee of the Company or any of its Subsidiaries. The Company and its Subsidiaries have complied with all applicable Laws pertaining to the employment or termination of employment of their respective employees, including, without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except for any failures so to comply that individually or in the aggregate would not have a Material Adverse Effect.

                  2.19 Disclosure. No representation or warranty by the Company contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company, there is no information relating to the Company or any of its Subsidiaries that could reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, that has not been disclosed to the Purchaser prior to or after the date hereof (as to any fact arising or that becomes known after the date hereof) in accordance with the terms of Section 12.6.

                  2.20 Takeover Statutes. Prior to the date hereof, each of the Board and the Company have taken all necessary action such that no "Fair price," "Moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (each, a "Takeover Statute") applicable to the Company or any of its Subsidiaries, including, without limitation, Chapter 7A and Chapter 7B of the MBCA, is applicable to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                  2.21 Customers; Liability for Defective Services. Since December 31, 1999, other than in the ordinary course of business, the Company
(a) has not received any notice and has no reason to believe that any material customer of the Company (i) has ceased to purchase, will cease to purchase, or has terminated or will terminate any contract in respect of the purchase of, services provided by the Company, or (ii) has materially reduced or will materially reduce the purchase of services provided by the Company, or (b) has not adopted any plan or policy or agreed or otherwise made any commitment (regardless of whether such agreement or commitment would constitute an enforceable obligation or contract under applicable law) to permit or suffer any material customer of the Company to materially reduce the price it will pay for any services of the Company.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

                  Except as disclosed in the Purchaser disclosure schedule (which shall set forth with reasonable specificity by reference to the Sections of this Agreement the disclosure matters therein) delivered on or prior to the date hereof (the "Purchaser Disclosure Schedule"), each Purchaser represents and warrants to the Company as of the date hereof and as of each Closing Date as follows:

                  3.1 Organization, No Prior Business. Each Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, with all requisite power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Neither Purchaser has engaged in any business or activity of any kind, or entered into any agreement or arrangement with any person or any entity or incurred, directly or indirectly, any material liabilities or obligations, other than in connection with the transactions contemplated hereby.

                  3.2 Authorization; Validity of Agreement. Each Purchaser has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the First Tranche Transactions and the Second Tranche Transactions and the transactions contemplated by the Ancillary Agreements to which it is a party. The execution, delivery and performance by each Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action by each Purchaser and no other proceedings on the part of the Purchasers are necessary to authorize the execution and delivery of this Agreement by either Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Purchaser and is a valid and binding obligation of each of them enforceable against each in accordance with its terms. Each Ancillary Agreement to which it is a party, when executed and delivered, assuming due authorization, execution and delivery of such Ancillary Agreements by the counterparties thereto, will constitute a valid and binding obligation of each Purchaser enforceable against such Purchaser in accordance with its terms.

                  3.3 Consents and Approvals; No Violations.

                  (a) Neither the execution and delivery of this Agreement by the Purchasers nor the consummation by the Purchasers of the transactions contemplated hereby will (i) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which either Purchaser is a party or by which or any of such Purchaser's assets may be bound or (ii) conflict with or violate any Laws applicable to either Purchaser or any of such Purchaser's properties or assets; except in the case of clause (i) for such conflicts, violations, breaches or defaults which in the aggregate would not have a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated by this Agreement.

                  (b) Assuming that the representation and warranty of the Company set forth in Section 2.4(b) is true and correct, no filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Authority is required in connection with the execution and delivery of this Agreement by the Purchasers or the consummation by the Purchasers of the transactions contemplated hereby, except
(i) pursuant to the applicable requirements under the HSR Act, (ii) applicable requirements under the Exchange Act, and (iii) such other consents, approvals, authorizations and notifications of or to any Person, other than a material consent, approval, authorization and notification of or to any Governmental Authority, the failure of which to be obtained or made would not have a Material Adverse Effect, or materially impair or delay the consummation of the transactions contemplated by this Agreement.

                  3.4 Information in Proxy Statement. None of the information supplied in writing by the Purchasers specifically for inclusion in the Proxy Statement (including any amendments or supplements thereto) will, at the date mailed to shareholders and at the time of the Annual Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  3.5 Financing. CDR-Cookie VI and CDR-Cookie VI-A have each received and delivered to the Company a letter, as in effect on the date hereof, from Fund VI, whereby Fund VI has committed, upon the terms and subject to the conditions set forth therein, to provide equity financing to the Purchasers up to an aggregate of $200 million.

                  3.6 Brokers. Except as otherwise previously disclosed by the Purchasers to the Company in writing, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchasers, that is or will be payable by the Company or any of its Subsidiaries.

                  3.7 Litigation; Compliance with Law.

                  (a) There is no suit, claim, action, arbitration, proceeding or investigation or other Litigation pending or, to the knowledge of the Purchasers, threatened, against the Purchasers or any of their properties or assets which, individually or in the aggregate, if determined adversely to the Purchasers, would reasonably have a Material Adverse Effect. The Purchasers are not subject to any settlement or similar agreement with any Governmental Authority, or to any order, judgment, decree, injunction or award of any Governmental Authority or arbitrator, that individually or in the aggregate, would have a Material Adverse Effect.

                  (b) The Purchasers are in compliance in all material respects with all Laws applicable to them, and the Purchasers have not received any notice alleging noncompliance. The Purchasers have all Permits that are required in order to permit each to carry on its business as it is presently conducted except where failure to hold such Permits in the aggregate would not have a Material Adverse Effect. All such Permits are in full force and effect and the Purchasers are in compliance in all material respects with the terms of such Permits, including requirements for notifications, filing, reporting, posting and maintenance of logs and records.

                  (c) There is no Litigation pending or, to the knowledge of the Purchasers, threatened, that would result in the termination, modification or nonrenewal of any Permit, and, to the knowledge of the Purchasers, they have not received notice that any

Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and there is no reasonable basis for any such termination, modification or nonrenewal, except for such terminations, modifications or nonrenewals as in the aggregate would not have or result in a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any Permit, or result in any termination, modification or nonrenewal thereof, except for such violations, terminations, modifications or nonrenewals thereof as in the aggregate would not have a Material Adverse Effect.

                  (d) The Purchasers are purchasing the Preferred Shares, the Warrants, the Conversion Shares and the Warrant Shares solely for investment, with no intention to resell such securities in contravention of the Securities Act. The Purchasers hereby acknowledge that the Preferred Shares and Warrants have not been, and the Conversion Shares and the Warrant Shares will not be, registered pursuant to the Securities Act and may not be transferred in the absence of such registration or an exemption therefrom under the Securities Act.

                  3.8 Knowledge. Neither the Purchasers nor, to the knowledge of the Purchasers, any party acting on their behalf has any information or knowledge that makes them believe that the Company's representations and warranties set forth in Article II of this Agreement are not true and correct in all material respects as of the date hereof.

                                   ARTICLE IV

                              CORPORATE GOVERNANCE

                  4.1 Composition of the Board of Directors, etc.

                  (a) At and after the Initial Closing, the Board shall have nine directors (subject to the right to increase the size of the Board pursuant to Section 4.1(c)), divided into three classes. Three members of the Board shall initially be designated by the Purchasers (the "Purchaser Directors"), one of which shall be a Class I director, another of which shall be a Class II director and the last of which shall be a Class III director. Six members of the Board (the "Non-Purchaser Directors") shall initially be designated by the Company, one of whom shall be Rajendra Vattikuti. Initially, the three Purchaser Directors shall be Ned Lautenbach, Kevin Conway and David Wasserman. At the Initial Closing, each of Rajendra Vattikuti and Ned Lautenbach shall be Co-Chairmen of the Board. From the Initial Closing, until the occurrence of a Director Termination Date, the Purchasers shall be entitled to designate Ned Lautenbach (or another Purchaser Director reasonably satisfactory to the Board) as either (i) the Co-Chairman of the Board, or, (ii) if Rajendra Vattikuti is no longer a Co-Chairman, the Chairman of the Board.

                  (b) The Purchasers shall be entitled to designate for election to the Board three persons until such date as they no longer own, in the aggregate, any combination of Preferred Shares and shares of Common Stock which, taken together on an as-converted and as-exercised basis, represent at least 25% of the number of shares of Acquired Common Stock (such date, the Director Termination Date"). The Company shall use its best efforts to cause the Purchaser Directors to be reelected at each shareholder meeting at which directors are elected (and if such Purchaser Directors are not elected, the Board shall take all action permitted by law to appoint such Purchaser Directors to the Board). If a vacancy shall exist in the office of a Purchaser Director, the Purchasers shall be entitled to designate a successor and, in connection with the meeting of the shareholders of the Company next following such election, designate such successor for election as director by the shareholders and the Company shall use its best efforts to cause the successor to be so elected. Upon the occurrence of the Director Termination Date, the Purchasers' right to designate the Purchaser Directors shall cease and, upon notice of termination from the Company to the Purchasers, the Purchasers shall cause the Purchaser Directors to immediately resign. A Purchaser Director may be removed only for cause.

                  (c) The size of the Board may be increased without the consent of the Purchasers only as provided in this Section 4.1(c). The size of the Board may be increased by one director to include as a director a newly appointed CEO of the Company. If the size of the Board is otherwise increased, the Purchasers shall have the right to at least proportionate representation on the Board following such increase based on the composition of the Board as between Purchaser Directors and Non-Purchaser Directors immediately prior to such increase.

                  (d) Subject to any law or stock exchange rule prohibiting committee membership by Affiliates of the Company, (i) the Purchasers shall be entitled to at least proportionate representation by Purchaser Directors on any committee of the Board of Directors, based on the composition of the board of Directors as between Purchaser Directors and Non-Purchaser Directors, (ii) the Chair of the Executive Committee shall be Ned Lautenbach or such other Purchaser Director as shall be reasonably acceptable to the Board, and (iii) the Chair of the Compensation Committee shall be a Purchaser Director. At and after the Initial Closing, (i) the Executive Committee of the Board shall consist of Ned Lautenbach as Chair, Rajendra Vattikuti and John Stanley and (ii) the initial Nominating Committee of the Board shall consist of Ned Lautenbach, Kevin Conway, Rajendra Vattikuti, Doug Land and Frank Stella. Until the occurrence of a Director Termination Date, any reconstituted Nominating Committee shall consist of the same proportion of Purchaser Directors and Non-Purchaser Directors as the initial Nominating Committee.

                  4.2 Non-Voting Observer. Until the occurrence of a Director Termination Date, the Purchasers shall also be entitled to designate one observer to the Board (the

"Purchaser Observer"), who shall be an employee of CD&R. The Purchaser Observer shall have the same access to information concerning the business and operations of the Company and its Subsidiaries, and at the same time, as directors of the Company, and shall be entitled to participate in discussions and consult with the Board without voting.

                  4.3 Directors' and Observer's Expenses; Fees. The Company shall promptly reimburse the Purchaser Directors and the Purchaser Observer for all reasonable expenses incurred by them in connection with their attendance at meetings and any other activities undertaken in their capacity as directors or an observer. The Purchaser Directors shall receive standard board fees, perquisites and option grants, in accordance with the Company's policy of paying directors, as such policy may be in effect from time to time. Notwithstanding anything herein to the contrary, no Purchaser Director shall be entitled to additional compensation or to reimbursement of expenses in connection with activities undertaken pursuant to the Consulting Agreement other than as required to be paid to CD&R thereunder.

                  4.4 Information, VCOC.

                  (a) The Company shall furnish the Purchasers with such financial and operating data and other information with respect to the business and properties of the Company as the Company prepares and compiles for its directors in the ordinary course and as the Purchasers may from time to time request. The Company shall permit each of the Purchasers to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, the principal officers of the Company.

                  (b) The rights set forth in this Article IV are intended to satisfy the requirement of contractual management rights for purposes of qualifying the Purchaser's ownership interests in the Company as venture capital investments for purposes of the Department of Labor's "plan assets" regulations.

                  4.5 Supermajority Voting Provisions.

                  (a) From the Initial Closing, until the occurrence of a Director Termination Date, neither the Company nor the Board shall cause or permit to occur any of the following events without the affirmative vote of more than seventy percent of the members of the Board (except as permitted by Section 4.5(b):

                  (i) any issuance of Equity Securities other than (i) pursuant to Company Stock Plans (up to a limit of 5% of the fully diluted common stock outstanding immediately following the Subsequent Closing), (ii) issuances pursuant to acquisitions or public offerings not exceeding 5% in a single instance or 20% in the aggregate of the fully diluted common stock outstanding immediately following the Subsequent Closing, or (iii) pursuant to currently outstanding stock options previously disclosed to CD&R. No such issuance will be permitted in any case if as a result thereof any Person would own 10% of the fully diluted common stock outstanding after such issuance;

                  (ii) any non de minimis purchase or sale of stock, any purchase or sale of assets, any merger, consolidation or other business combination transaction, involving the Company or any of its Subsidiaries, on the one hand, and Rajendra Vattikuti, or Affiliates of Mr. Vattikuti (other than the Company and its Subsidiaries), on the other hand;

                  (iii) any purchases or other acquisitions of the stock or assets of another Person (whether through merger, consolidation, other business combination, lease or otherwise, and whether in one or a series of related transactions) if the fair market value of the consideration received by the parties other than the Company in all such transactions in any fiscal year of the Company would exceed $35 million;

                  (iv) any sale, lease, transfer or other disposition in one transaction or a series of related transactions, of subsidiaries, divisions or assets of the Company, if the fair market value of the consideration received in all such transactions in any fiscal year of the Company would exceed $25 million;

                  (v)   incurrence of Indebtedness in excess of $50 million;

                  (vi) any amendment or modification of the Articles of Incorporation or the By-Laws of the Company that modifies, amends or is inconsistent with the terms of this Agreement or the Certificate of Designation; and

                  (vii) prior to the EC Date, any change to the composition, powers or identity of the members of the Executive Committee of the Board (provided, that the provisions of Section 4.1(d) shall continue in effect until the Director Termination Date).

                  (b) Notwithstanding anything herein to the contrary, the following matters are subject to approval by a simple majority of the Board:

                           (i)      a sale by the company of Synova, Inc.
                                    ("Synova");

                           (ii) an initial public offering of Bridge Strategies Group LLC ("Bridge");

                           (iii) an initial public offering of CBSI Complete Business Solutions (Mauritius) Limited or its Subsidiaries;

                           (iv) the implementation of a "holding company" structure;

                           (v) the creation of a venture fund, in an amount not to exceed $200 million, for the purpose of making investments in startup companies (such investments are herein referred to as "New Business Opportunities"); and

                           (vi) to the extent necessary to effectuate a Change of Control Transaction that has been approved by a simple majority of the Board, the actions enumerated in section 4.5(a).

                  4.6 Responsibilities of Co-Chairmen, CEO.

                  (a) Co-Chairmen. While serving as Co-Chairman of the Company, Rajendra Vattikuti shall have such duties and responsibilities consistent with such title and position as the Board specifies from time to time, including, without limitation, the primary responsibility (in consultation with the Company's CEO and the Company's other Co-Chairman) for (i) the operations of Synova, Bridge and New Business Opportunities and (ii) corporate transformation issues relating to the Company's Asia operations; provided, however, that the Company shall engage in any New Business Opportunity only in accordance with guidelines approved by a simple majority of the Board. For so long as the Purchasers are entitled to designate the Co-Chairman pursuant to Section 4.1, Ned Lautenbach (or another Purchaser Director reasonably satisfactory to the Board) shall also serve as Co-Chairman of the Company, and shall have such duties and responsibilities consistent with the such title and position as the Board specifies from time to time, including, without limitation, the primary responsibility for (i) recruiting and selecting a new CEO for the Company (in consultation with Rajendra Vattikuti), (ii) the Company's operations other than Synova, Bridge and New Business Opportunities, and (iii) the integration of the Company's Asia operations with its U.S. and European operations.

                  (b) CEO. Rajendra Vattikuti shall serve as the Company's Chief Executive Officer until the earlier of (i) such time as the Company hires a new Chief Executive Officer and (ii) December 31, 2000, at which point Rajendra Vattikuti shall resign as Chief Executive Officer of the Company, but remain a Co-Chairman of the Company. If a new Chief Executive Officer has not been hired by the Company prior to December 31, 2000, Ned Lautenbach (or another Purchaser Director reasonably acceptable to the Board) shall become the acting Chief Executive Officer until such time as a new Chief Executive Officer is so hired. The Company's newly hired Chief Executive Officer shall be responsible for the Company's worldwide operations (other than those of Synova, Bridge and New Business Opportunities).

                  4.7 By-Laws. The Company and the Purchasers shall take or cause to be taken all lawful action necessary to ensure at all times as of and following the Initial Closing Date that the Company By-Laws are not inconsistent with the provisions of this Agreement and the transactions contemplated hereby.



                                   ARTICLE V

                             CERTAIN EQUITY MATTERS

                  5.1 Subscription Rights. Until the occurrence of a Director Termination Date, if the Board shall authorize the issuance of New Securities for cash (other than any New Securities issued (i) to officers, employees or directors of the Company or any of its Subsidiaries pursuant to any Company Stock Plan, (ii) in connection with any acquisition transaction, (iii) in connection with a public offering of securities, and (iv) to the Purchasers or their Affiliates (other than the Company and its Subsidiaries)), then, prior to each such issuance of New Securities, the Company shall offer to the Purchasers a Pro Rata Share of such New Securities. Any offer of New Securities made to the Purchasers under this Section 5.1 shall be made by notice in writing (the "Subscription Notice") at least 20 Business Days prior to the issuance of such New Securities. The Subscription Notice shall set forth (i) the number of New Securities proposed to be issued and the terms of such New Securities, (ii) the consideration (or manner of determining the consideration), if any, for which such New Securities are proposed to be issued and the terms of payment, (iii) the number of New Securities offered to the Purchasers in compliance with the provisions of this Section 5.1 and (iv) the proposed date of issuance of such New Securities. Not later than 10 Business Days after its receipt of a Subscription Notice, the Purchasers shall notify the Company in writing whether it elects to purchase all or any portion of the New Securities offered to the Purchasers pursuant to the Subscription Notice. If the Purchasers shall elect to purchase any such New Securities, the New Securities which it shall have elected to purchase shall be issued and sold to the Purchasers by the Company at the same time and on the same terms and conditions as the New Securities are issued and sold to other Persons. If, for any reason, the issuance of New Securities is not consummated, the Purchasers' right to its Pro Rata Share of such issuance shall lapse, subject to the Purchasers' ongoing subscription right with respect to issuances of New Securities at later dates or times. The Purchasers agree that the Company may grant rights to Rajendra Vattikuti equivalent to (but not better than) those set forth in this Section 5.1.

                  5.2 Issuance and Delivery of New Securities. The Company represents and covenants to the Purchasers that (i) upon issuance, all the shares of New Securities sold to the Purchasers pursuant to this Article V shall be duly authorized, validly issued, fully paid and nonassessable and will be approved (if outstanding securities of the Company of the same type are at the time already approved) for listing on the Nasdaq National Market or for quotation or listing on the principal trading market for the securities of the Company at the time of issuance, (ii) upon delivery of such shares, they shall be free and clear of all Liens and shall not be subject to any preemptive right of any stockholder of the Company, (iii) in connection with any such issuance, the Company shall have taken all necessary actions such that no Takeover Statute shall be applicable to any such issuance and (iv) upon issuance all the shares of New Securities shall have the voting and other rights attributable to the Common Stock or the Preferred Shares under the Certificate of Designation, as the case may be. Each share certificate representing New Securities issued or delivered by the Company hereunder shall bear the legend set forth in Section 12.10.

                  5.3 Limitation on Purchases of Equity Securities. (a) Except as permitted by a majority of the Non-Purchaser Directors, during the period commencing on the date hereof and ending on the earlier of (x) the fifth anniversary of the Initial Closing and (y) the occurrence of a Director Termination Date, the Purchasers and their Affiliates shall not, directly or indirectly:

                  (i) acquire, or offer or agree to acquire, beneficial ownership (as defined in Rule 13d-3 and 13d-5 under the Exchange Act) of any Voting Securities;

                  (ii) contrary to the recommendation of the Board, participate in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC), vote any shares of capital stock of the Company, initiate, propose or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals or induce or attempt to induce any other individual, firm, corporation, partnership or other entity to initiate any stockholder proposal;

                  (iii) join in or in any way participate in a pooling agreement, syndicate, voting trust or other arrangement with respect to the Company's Voting Securities, or otherwise act in concert with, any other Person (other than Affiliates of the Purchasers, or Rajendra Vattikuti or Affiliates of Mr. Vattikuti), for the purpose of acquiring, holding, voting or disposing of the Company's securities;

                  (b) Notwithstanding anything to the contrary in this Agreement, however, nothing contained in this Section 5.3 shall be deemed to (i) restrict the manner in which the Purchaser Directors or the Purchaser Observer participate in deliberations or discussion of the Board in compliance with their fiduciary duties, (ii) prevent the Purchasers from acquiring any of the Preferred Shares, the Conversion Shares or the Warrant Shares pursuant to the terms of this Agreement, the Certificate of Designation and the Warrants (and the Purchasers shall not be deemed to have breached any covenant in this Agreement solely as a result of such acquisition) or (iii) restrict the Purchasers from acquiring beneficial ownership over Voting Securities, whether by purchase of such Voting Securities, by proxy or otherwise, up to an aggregate amount of 49.9% of the Voting Securities from time to time outstanding. Nothing herein shall be construed as permitting the Purchasers and their Affiliates from acquiring beneficial ownership of Voting Securities in excess of 49.9% of the Voting Securities from time to time outstanding during the time period contemplated in Section 5.3(a) unless otherwise permitted by a majority of the Non-Purchaser Directors. This
Article V expressly supercedes Section 8 of the Confidentiality Agreement, dated February 1, 2000, by and between CD&R and the Company, which Section 8 is hereby terminated and of no further force and effect.

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

                  6.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Subsequent Closing, the Company agrees as to itself and its Subsidiaries that, except as (i) set forth in
Schedule 6.1, (ii) to the extent that the Purchasers otherwise consent in writing, (iii) required by Law, (iv) mandatorily required by any Plan, or (v) specifically required by this Agreement:

                  (a) Reasonable Efforts. The Company will, and will cause its Subsidiaries to, use commercially reasonable efforts to preserve the relationships with customers, suppliers and others having business dealings with the Company and its Subsidiaries.

                  (b) Other Transactions. The Company will not, nor will it permit any of its Subsidiaries to, do any of the following (except as otherwise expressly provided herein):

                  (i) amend its Articles of Incorporation (except to the extent necessary to adopt the Certificate of Designation), By-Laws or other organizational documents (except to comply with the terms of this Agreement and consummate the transactions contemplated herein and for immaterial amendments to the certificate of incorporation or bylaws of any of the Company's Subsidiaries, provided such amendments in no way adversely affect the Purchasers or the rights granted to the Purchaser hereunder);

                  (ii) declare or pay any dividend or make any distribution with respect to the assets of the Company and its Subsidiaries;

                  (iii) redeem or otherwise acquire any shares of its capital stock or issue any capital stock (except upon exercise of options issued prior to the date hereof under a Company Stock Option Plan), or any option or warrant or right relating thereto;

                  (iv) split, combine or reclassify any shares of its capital stock;

                  (v) incur any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice (except as incurred in connection with acquisitions to the extent permitted hereby) and in an aggregate amount that would not be material to the Company and its Subsidiaries, taken as a whole;

                  (vi) take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Article II;

                  (vii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

                  (viii) enter into any agreement or take any action in violation of the terms of this Agreement or any Contract that would be required to be set forth on Schedule 2.12 if in effect on the date hereof ;

                  (ix) agree, whether in writing or otherwise, to do any of the foregoing.

                  (c) Certificate of Designation. Prior to the Initial Closing, the Board will cause the Certificate of Designation to be filed with the Department of Consumer and Industry Services of the State of Michigan or any successor agency or administrator.

                  6.2 Access and Information. So long as this Agreement remains in effect, prior to the Subsequent Closing, the Company will (and will cause each of its Subsidiaries and each of their respective accountants, counsel, consultants, officers, directors, employees, agents and representatives to) give the Purchasers and their representatives, reasonable access during reasonable business hours to all of their respective properties, assets, books, contracts, commitments, reports and records relating to the Company and its Subsidiaries, and furnish to them all such documents, records and information with respect to the properties, assets and business of the Company and its Subsidiaries and copies of any work papers relating thereto as the Purchasers shall from time to time reasonably request. The Company will use reasonable efforts to keep the Purchasers generally informed as to the affairs of the business of the Company and its Subsidiaries and shall consult with the representatives of the Purchasers on material matters pertaining to the Business.

                  6.3 Shareholders' Meeting; Proxy Statement.

                  (a) As promptly as practicable after the date hereof, the Company shall prepare the Proxy Statement, and the Company shall prepare and file with the SEC, and the Purchasers shall cooperate with the Company in such preparation and filing, the Schedule 14A in which the Proxy Statement shall be included. The Company will use its reasonable best efforts, after consultation with the Purchasers, to respond promptly to any comments made by the SEC with respect to the Schedule 14A or the Proxy Statement and use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC, as promptly as practicable following such filing. The Company will use its reasonable best efforts to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its shareholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall include in the Proxy Statement the recommendation of the Board and the Special Committee that shareholders of the Company approve the Second Tranche Transactions, unless such recommendation has been withdrawn or modified as permitted by Section 6.13.

                  (b) The Company shall, as soon as practicable, in accordance with applicable law and the Articles of Incorporation and the By-Laws of the Company, duly call, set a record date for, give notice of, convene and hold the Annual Meeting for the purpose of considering and taking action upon this Agreement and such other matters as may be appropriate at the Annual Meeting. The Company shall, through its Board of Directors, recommend that its shareholders approve the Second Tranche Transactions and shall use all reasonable efforts to solicit from shareholders of the Company proxies in favor of the approval thereof, unless such recommendation has been withdrawn or modified as permitted by Section 6.13.

                  (c) If at any time prior to the Subsequent Closing Date any event relating to the Company or any of its affiliates, or its, or its affiliates', respective officers, directors or shareholders, should be discovered which should be set forth in an amendment of, or a supplement to such
Schedule 14A or the Proxy Statement, the Company shall promptly so inform the Purchasers and will furnish all necessary information to the Purchasers relating to such event and an appropriate amendment or supplement to such Schedule 14A or Proxy Statement will thereafter be filed with the SEC by the Company. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement shall comply in all material respects, both as to form and otherwise, with the Exchange Act and the rules and regulations thereunder.

                  (d) The Company will immediately notify the Purchasers of the receipt of any comments from the SEC concerning any of the filings described in this Section 6.3. All filings with the SEC and all mailings to the Company's stockholders in connection with the Purchasers, including the Proxy Statement, shall be subject to the prior review and comment and with respect to matters pertaining to the Purchasers, the approval of the Purchasers. No such filing or mailing shall be made without the prior consent of the Purchasers.

                  (e) If at any time prior to the Subsequent Closing Date any event relating to the Purchasers or any of their Affiliates, or their Affiliates' respective officers, directors or shareholders should be discovered which should be set forth in an amendment of, or a supplement to, such Schedule 14A or the Proxy Statement, the Purchasers shall promptly so inform the Company and will furnish all necessary information to the Company relating to such event and an appropriate amendment or supplement to such Schedule 14A or Proxy Statement will thereafter be filed with the SEC by the Company. All documents that the Purchasers are responsible for filing with the SEC in connection with the transactions contemplated by this Agreement shall comply in all material respects, both as to form and otherwise, with the Exchange Act and the rules and regulations thereunder.

                  6.4 Notification of Certain Matters. The Company shall give prompt notice to the Purchasers, and the Purchasers shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of the Company, or of the Purchasers, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any Closing, (ii) any material failure of the Company, or the Purchasers, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would have a Material Adverse Effect or a breach of Section 6.1; provided, however, that any failure to provide such notice pursuant to this Section 6.4 shall not constitute a separate breach of the terms of this Agreement.

                  6.5 Press Releases; Interim Public Filings. The Company shall deliver to the Purchasers complete and correct copies of all press releases and public filings made between the date hereof and the Subsequent Closing Date, and, to the extent any such press release and public filings refer in any way to the Purchasers or their Affiliates, they shall be subject to the prior review and comment of the Purchasers.

                  6.6 Reservation of Common Stock for Conversion and Exercise. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Preferred Shares and exercise of the Warrants, such number of shares of Common Stock as may be issued upon conversion of all outstanding Preferred Shares not previously converted and exercise of all outstanding Warrants not previously exercised.

                  6.7 Listing. The Company shall use its reasonable best efforts to cause the shares of Common Stock issuable upon conversion of the Preferred Shares or exercise of the Warrants to be listed or otherwise eligible for trading on the NASDAQ National Market System or another national securities exchange.

                  6.8 Periodic Information. For so long as the Preferred Shares or any Conversion Shares or Warrant Shares are outstanding, the Company shall file all reports required to be filed by the Company under Section 13 or 15(d) of the Exchange Act and shall provide the holders of the Preferred Shares, Conversion Shares and Warrant Shares with the information specified in Rule 144A(d) under the Securities Act.

                  6.9 Preferred Share Rights.

                  (a) Change of Control. After the date hereof, the Company shall not, nor shall it agree to, engage in a Change of Control (as such term is defined in the Certificate of Designation), unless (i) if the Initial Closing has occurred, it offers to repurchase the Preferred Shares issued to the Purchasers as provided in Section 9 of the Certificate of Designation, and (ii) if either the Initial or the Subsequent Closing has not occurred, it pays the Purchasers an amount equal to the difference between (A) the amount the Purchasers would have been entitled to receive pursuant to Section 9 of the Certificate of Designation had such closing or closings occurred immediately prior to such Change of Control, and (B) the initial liquidation preference that would have been attributable to the Preferred Shares had such closing or closings occurred immediately prior to the Change of Control.

                  (b) Special Voting Rights. Following the Closing, the Company shall not take any of the actions described in Section 3(b) of the Certificate of Designation unless the holders of the Preferred Shares shall have first been allowed to vote on such action as a single class, as described in Section 3(b) of the Certificate of Designation.

                  (c) Redemption, Repurchase. Following the tenth anniversary of the Closing Date, upon the request of the Purchasers (or any Affiliates thereof), the Company shall redeem the Preferred Shares as provided in Section 8 of the Certificate of Designation. Following the Shareholder Approval Deadline (as defined in the Certificate of Designation), the Company shall offer to repurchase the Preferred Shares, as provided in Section 9 of the Certificate of Designation.

                  6.10 New Shareholders. The Company agrees to use commercially reasonable efforts to cause any Person or "group" (as defined in the Exchange
Act) that acquires ten percent or more of the Company's Voting Securities from the Company or an Affiliate in a merger, stock purchase (other than in an underwritten public offering) or other business combination to, enter into an agreement to vote their shares of capital stock so as to effectuate the Purchasers' rights under Section 4.1.

                  6.11 Executive Committee. Until the occurrence of the Subsequent Closing, no change shall be made to the composition, powers or identity of the members of the Executive Committee of the Board, as extant on the Initial Closing Date, without the consent of the Purchasers.

                  6.12 Shareholder Rights. The Board shall take all necessary action such that, effective immediately after the Subsequent Closing, the Company shall have adopted a shareholder rights plan (or "poison pill"), in form and substance reasonably satisfactory to the Purchasers.

                  6.13 No Solicitation by the Company.

                  (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes either a Company Takeover Proposal or an Alternative Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal or Alternative Proposal; provided, however, that if the Special Committee or the Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's shareholders under applicable Law, the Company may, in response to any Company Takeover Proposal or Alternative Proposal that was not solicited by it and that does not otherwise result from a breach of this Section 6.13 and, subject to providing prior notice of any such proposal or any such request for non-public information and of its decision to take such action to the Purchasers, (x) furnish information with respect to the Company and it Subsidiaries to any person inquiring about or making a Company Takeover Proposal or Alternative Proposal pursuant to a customary confidentiality agreement (as determined by the Company based on the advice of its outside counsel) and (y) participate in discussions or negotiations regarding such Company Takeover Proposal or Alternative Proposal, as the case may be.

                  (b) Except as expressly permitted by this Section 6.13, neither the Board, the Special Committee nor any other committee shall (i) withdraw or modify, in a manner adverse to the Purchasers the approval or recommendation by such Board or such committee of the Second Tranche Transactions or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or Alternative Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Company Takeover Proposal or Alternative Proposal, unless the Special Committee or the Board, determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's shareholders under applicable Law. Notwithstanding the foregoing provisions of this Section 6.13(b), prior to the adoption of this Agreement by the Company's shareholders at the Annual Meeting, the Board, to the extent that it determines in good faith, following the recommendation of the Special Committee and after consultation with outside counsel, that in light of a Company Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's shareholders under applicable law, may terminate this Agreement solely in order to concurrently enter into a definitive agreement with respect to any Company Superior Proposal, but only at a time that is after the third business day following the Purchasers' receipt of written notice advising them that the Board is prepared to accept a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal, all of which information will be kept confidential by the Purchasers in accordance with the terms of the Confidentiality Agreement.

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.13, the Company shall advise the Purchasers of any request for information or of any Company Takeover Proposal or Alternative Proposal, within one Business Day of the Company's receipt of such request or such Company Takeover Proposal or Alternative Proposal, as the case may be, and the material terms and conditions of such request or such Company Takeover Proposal or Alternative Proposal.

                  (d) Nothing contained in this Section 6.13 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) and 14d-9 promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Special Committee or the Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

                  (e) The parties agree that, following the Initial Closing Date until the Subsequent Closing Date, any determination with respect to a Company Takeover Proposal at a meeting of the Board convened to consider such Company Takeover Proposal shall be made by Non-Purchaser Directors who are also not officers or employees of the Company; provided that nothing in this Section 6.13(e) shall prevent any director from participating in such meeting and consulting with the Board on such Company Takeover Proposal in compliance with their fiduciary duties.

                                  ARTICLE VII

                   COVENANTS OF THE COMPANY AND THE PURCHASERS

                  7.1 Public Announcements.

                  (a) On the date hereof, the Company and the Purchasers shall jointly prepare a press release by the Company, satisfactory in form and substance to each of them, announcing (i) the general terms of the transactions contemplated hereby (ii) that Mr. Lautenbach and Mr. Vattikuti will be Co-Chairmen of the Board and (iii) the general reasons for the transactions contemplated hereby.

                  (b) Prior to the Initial Closing, except as required by applicable Law, no party shall, nor shall permit its Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior consent of the other parties.

                  7.2 Further Actions.

                  (a) From the date hereof to the Subsequent Closing, each party agrees to use its reasonable best efforts to take all actions and to do all things necessary or appropriate to consummate the transactions contemplated hereby and by the Ancillary Agreements as promptly as possible, including, without limitation: (i) filing or supplying all applications, notifications and information required to be filed or supplied by it pursuant to applicable Law,
(ii) obtaining all Consents and Governmental Approvals necessary or appropriate to be obtained by it in order to consummate transactions contemplated hereby and thereby, (iii) obtaining Shareholder Approval of the Second Tranche Transactions and (iv) coordinating and cooperating with the other parties in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the other parties.

                  (b) The Company shall use its best efforts to take all necessary steps under the Articles of Incorporation and the Company's By-Laws to increase by 4 million the number of shares of Common Stock available for grant as Company Stock Options under existing Plans or pursuant to new Plans.

                  (c) The Purchasers shall not exercise their special voting rights under Section 3(b) of the Certificate of Designation so as to prevent a Change of Control Transaction that has been approved as contemplated by this Agreement.

                  (d) The Company agrees that at no time shall it exercise its rights under Section 11 of the Certificate of Designation with respect to Preferred Shares beneficially owned by the Purchasers or their Affiliates.

                  7.3 Further Assurances. Following the Initial Closing, each party shall execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by another party hereto, to confirm and assure the rights and obligations provided for in this Agreement and the Ancillary Agreements, and render effective the consummation of the transactions contemplated hereby and thereby.

                  7.4 Certain Tax Matters.

                  (a) The Company shall consult in good faith with the Purchasers concerning (i) the tax treatment of the Preferred Shares and any actual or constructive distributions made or deemed made to the Purchasers and
(ii) any available alternatives
for minimizing any withholding tax in respect of such actual or constructive distributions. The Company does not presently intend to withhold tax on account of any "constructive distribution." In the event that the Company determines that such withholding is required, the Company shall comply with the terms of
Section 7.4(b) below.

                  (b) At least 30 days prior to making any withholding tax payment on account of any actual or constructive distributions made or deemed made to the Purchasers, the Company shall (x) provide a written notice to the Purchasers (which notice shall set forth an estimate of the amount of the anticipated withholding tax payment), (y) consult in good faith with the Purchasers concerning whether all or a portion of such anticipated withholding tax payment is required under applicable Law and concerning any available alternatives that could reduce or eliminate the amount of withholding tax required to be made and (z) afford the Purchasers the opportunity to fund any withholding tax that the Company determines (after consulting with the Purchasers as provided herein) required to be made, provided that:

         (A) the Company shall not withhold or deduct any tax on any constructive distribution deemed made to the Purchasers without the prior written consent of the Purchasers;

         (B) provided that the Company shall have given the Purchasers written notice and otherwise complied with the terms of this Section 7.4(b), the Purchasers shall defend, indemnify and hold the Company harmless against any withholding tax (together with interest, penalties and additions thereto) on any constructive distribution deemed made to the Purchasers if the Company has not timely received from the Purchasers the amount necessary to pay such withholding tax;

         (C) the Purchasers shall have full participation rights in any audit, examination, investigation and proceeding relating to any withholding tax described in clause (B) above; and

         (D) control of decisions with respect to any such audit, examination, investigation or proceeding shall be made solely by the Company and the Company shall reasonably cooperate with, and provide reasonable assistance, to the Purchasers (including, without limitation, access to the records, making personnel available and executing the applicable power of attorney) concerning any matter described in this proviso.

With respect to any withholding tax payable in respect of dividends under the Code, the Company shall not treat any actual or constructive distribution made or deemed made to the Purchasers as giving rise to any withholding tax unless such distribution is described in Section 316 of the Code. For such purposes, in determining whether any distribution is described in section 316 of the Code, the Company shall make a reasonable estimate as to whether the Company will have current earnings and profits as of the close of the taxable year in which the distribution is made.

                  (c) Notwithstanding any provisions in this Agreement to the contrary, if the Company receives any written notice of assessment or demand from the Internal Revenue Service that the Company is required to pay any withholding tax on account of any actual or constructive distribution made or deemed made to the Purchasers, the Company shall have the right to require, by written request to the Purchasers together with a copy of such written notice of assessment or demand, that the Purchasers pay, by wire transfer of immediately available funds, the amount necessary to pay any such assessment or demand (other than interest, penalties and additions thereto); provided that the Purchasers shall not be required to pay any amounts hereunder that the Purchasers shall have previously paid, whether through withholding or deduction, setoff or any direct payment in respect of such withholding tax, to the Company or to any applicable withholding agent or to any applicable taxing authority; and provided further that, the Purchasers shall have full participation rights in any proceeding relating to such assessment or demand.

                  (d) The Company shall pay, by wire transfer of immediately available funds, to the Purchasers any refund received by the Company of withholding tax in respect of any actual or constructive distribution made or deemed made to the Purchasers.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

                  8.1 Condition to Obligations of Each Party. The obligation of the parties to consummate the transactions contemplated hereby and by the Ancillary Agreements to which each is a party shall be subject to the fulfillment of the following conditions on or prior to each Closing Date (any or all of which may be waived, in whole or in part, in writing to the extent permitted by applicable Law):

                  (a) No Injunction, etc. Consummation of the transactions contemplated hereby or by the Ancillary Agreements shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law. No Governmental Authority shall have enacted any applicable Law to make illegal the consummation of the transactions contemplated hereby or by the Ancillary Agreements, and no proceeding with respect to the application of any such applicable Law to such effect shall be pending.

                  (b) Consents. Any applicable waiting period under the HSR Act with respect to the purchase of the Preferred Shares and the Warrants shall have expired or been terminated, and all Governmental Approvals and all Consents required to be obtained for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained and remain in full force and effect.

                  8.2 Conditions to Obligations of the Purchasers. The obligation of the Purchasers to consummate the transactions contemplated hereby and by the Ancillary Agreements shall be subject to the fulfillment on or prior to each Closing Date (or waiver by the Purchasers) of the following additional conditions, which the Company agrees to use its reasonable best efforts to cause to be fulfilled:

                  (a) Representations, Performance, etc. The representations and warranties of the Company contained herein and in the Ancillary Agreements to which the Company is a party shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and at and as of each Closing Date with the same effect as though made on and as of such Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date), and the Purchasers shall have received a certificate signed by an officer of the Company to such effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with prior to each Closing by the Company under this Agreement and the Purchasers shall have received a certificate signed by an officer of the Company to such effect.

                  (c) Ancillary Agreements. On or prior to any Closing Date, (i) the Company and the Purchasers shall have entered into a registration rights agreement in the form of Exhibit D hereto (the "CDR Registration Rights Agreement") and such agreement shall remain in full force and effect; (ii) the Company and the Purchasers shall have entered into an indemnification agreement substantially in the form of Exhibit E hereto (the "Indemnification Agreement") and on and prior to each Closing Date such agreement shall remain in full force and effect; (iii) Rajendra Vattikuti and each Purchasers shall have entered into an agreement simultaneously with the execution of this Agreement with respect to certain voting, standstill and other matters (the "Voting Agreement") and the Company and Rajendra Vattikuti shall have entered into an agreement simultaneously with the execution of this Agreement with respect to matters set forth in Article 5 (the "R Subscription Agreement" and, together with the Voting Agreement, the "R Agreements") and such agreements shall remain in full force and effect; and (iv) the Company and Rajendra Vattikuti shall have entered into an employment agreement simultaneously with the execution hereof (the "R
Employment Agreement") and such agreement shall remain in full force and effect.

                  (d) Board of Directors. On or prior to the Initial Closing Date the Board shall consist of nine persons and include the Purchaser Directors and the Non-Purchaser Directors.

                  (e) Opinions of Counsel. On or prior to each Closing Date, the Purchasers shall have received such opinions of counsel, dated the Closing Date, from Butzel Long, counsel to the Company, and from Dewey Ballantine LLP, special counsel to the Company, each in the respective form attached hereto as Schedule
8.2 and an opinion reasonably satisfactory to the Purchasers with respect to the due authorization, execution and delivery of the Voting Agreement under New York and Michigan law.

                  (f) Corporate Proceedings. The Purchasers shall have received a certificate, dated the Closing Date, executed by the Secretary of the Company certifying as of the Closing Date (i) that attached thereto is (x) a true and correct copy of the Articles of Incorporation, (y) a true and correct copy of the Bylaws of the Company, (z) a true and correct copy of resolutions of the Board or a duly authorized committee thereof authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby, and resolutions adopted prior to the execution hereof, making the determinations contemplated by Section 2.20 hereof and attributing to the Executive Committee of the Board the powers and authority described in
Section 2.1 hereof, (ii) that the documents described in clauses (x), (y) and
(z) are in full force and effect and have not been amended, modified or supplemented, and (iii) as to the incumbency of the officers of the Company executing this Agreement, any Ancillary Agreement or any documents or instruments executed in connection herewith.

                  (g) Other Parties. (A) No Person or "group" (as defined in the Exchange Act) other than the Purchasers shall have acquired beneficial ownership of more than 15% of the outstanding Voting Securities, and (B) no Person other than the Purchasers shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any shares of Common Stock or a merger, consolidation or other business combination involving the Company.

                  (h) Transaction Fee; Transaction Expenses. The Purchasers' transaction Expenses shall have been paid to the Purchasers and the Transaction Fee shall have been paid to CD&R.

                  8.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated hereby and by the Ancillary Agreements shall be subject to the fulfillment (or waiver by the Company), on or prior to each Closing Date, of the following additional conditions, which the Purchasers agree to use their reasonable best efforts to cause to be fulfilled:

                  (a) Representations, Performance, etc. The representations and warranties of the Purchasers contained herein and in the Ancillary Agreements to which it is a party shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and on and as of each Closing Date with the same effect as though made at and as of such Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date), and the Company shall have received a certificate of the Purchasers to such effect.

                  (b) Performance of Obligations of the Purchasers. The Purchasers shall have performed or complied with all obligations and covenants required to be performed or complied with prior to each Closing by the Purchasers under this Agreement and the Company shall have received a certificate of the Purchasers to such effect.

                  (c) Opinions of Counsel. The Company shall have received such opinions of counsel, dated the Closing Date, from Debevoise & Plimpton, counsel to the Purchasers, in the form attached hereto as Schedule 8.3.

                  (d) Funding of Purchase Price. The Purchasers shall have received the amount of the Purchase Price to be paid at such Closing from Fund-VI, all of such funds to be used exclusively as payment of such amount of the Purchase Price.

                  8.4 Conditions to Obligations to Consummate the Second Tranche Transactions. In addition to each of the foregoing conditions, the obligations of the Purchasers and the Company to consummate the Second Tranche Transactions shall be conditioned upon the receipt of Shareholder Approval of the Second Tranche Transactions prior to August 30, 2000.

                                   ARTICLE IX

                                   TERMINATION

                  9.1 Termination. This Agreement may be terminated with respect to any Closing Date that shall not have occurred at any time prior to such Closing Date:

                  (a) by the written agreement of the parties hereto;

                  (b) by the Purchasers by written notice to the Company if (i) any of the conditions set forth in Section 8.1, 8.2 or 8.4 (including with respect to any representations and warranties) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. New York time on June 30, 2000 (with respect to Sections 8.1 and 8.2) or August 30, 2000 (with respect to Sections 8.1, 8.2 and 8.4), unless such failure shall be due to the failure of the Purchasers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them on or prior to the Closing or (ii) the Board or the Special Committee, at any time prior to the consummation of the Subsequent Closing, withdraws, modifies or changes its recommendation of the Second Tranche Transaction or this Agreement and the transactions contemplated hereby in a manner adverse to the Purchasers or otherwise exercises the rights provided in Section 6.13, or shall have resolved to do any of the foregoing;

                  (c) by the Company by written notice to the Purchasers if (i) any of the conditions set forth in Section 8.1, 8.3 or 8.4 (including with respect to any representations and warranties) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. New York time on June 30, 2000 (with respect to Sections 8.1 and 8.3) or August 30, 2000 (with respect to Sections 8.1, 8.3 and 8.4), unless such failure shall be due to the failure of the Purchasers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them on or prior to the Closing or (ii) the Board or the Special Committee, at any time prior to the consummation of the Subsequent Closing, withdraws, modifies or changes its recommendation of the Second Tranche Transaction or this Agreement and the transactions contemplated hereby in a manner adverse to the Purchasers or otherwise exercises the rights provided in Section 6.13, or shall have resolved to do any of the foregoing.

                  9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 9.1, written notice thereof shall forthwith be given by the terminating party or parties, specifying the provisions hereof pursuant to which such termination is effected, and this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except as specified in Section 12.1 and except for any liability resulting from such party's breach of this Agreement.

                                   ARTICLE X

                                 INDEMNIFICATION

                  10.1 Indemnification by the Company.

                  (a) The Company covenants and agrees to defend, indemnify and hold the Purchasers and their Affiliates (the "Purchaser Indemnitees") harmless from and against, and pay or reimburse Purchaser Indemnitees for, any and all Losses (whether attributable in whole or in part to the acts or omissions of the Purchaser Indemnitees) resulting from or arising out of either:

                  (i) any breach of any representation or warranty made by the Company in any provision of this Agreement or under any Ancillary Agreement or in connection herewith or therewith; or

                  (ii) any failure of the Company to perform any covenant or agreement hereunder or under any Ancillary Agreement or to fulfill any other obligation in respect hereof or thereof.

                  (b) (i) Except with respect to Losses described by Section 10.1(a)(ii), the Company shall not be required to indemnify Purchaser Indemnitees unless the aggregate amount of all claims against the Company under this Section 10.1 exceeds $3,400,000, in which event the Purchasers shall be entitled to make a claim against the Company for the full amount of any Losses, and (ii) the liability of the Company under this Section 10.1 shall not exceed the Purchase Price.

                  10.2 Indemnification by the Purchasers.

                  (a) The Purchasers covenant and agree to defend, indemnify and hold the Company harmless from and against, and pay or reimburse the Company for, any and all Losses (whether attributable in whole or in part to the acts or omissions of the Company) resulting from or arising out of:

                  (i) any breach in any representation or warranty made by the Purchasers herein or under any Ancillary Agreement, or in connection herewith or therewith; or

                  (ii) any failure of the Purchasers to perform any covenant or agreement hereunder or under any Ancillary Agreement, or fulfill any other obligation in respect hereof or thereof.

                  (b) (i) Except with respect to Losses described by Section 10.2(a)(ii), the Purchasers shall not be required to indemnify the Company unless the aggregate amount of all claims against the Purchasers under this Section 10.2 exceeds $3,400,000, in which event the Company shall be entitled to make a claim against the Purchasers for the full amount of any Losses, and (ii) the liability of the Purchasers under this Section 10.2 shall not exceed the Purchase Price.

                  10.3 Indemnification Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall (at the expense of such Indemnifying Party) assume the defense of any claim or any litigation resulting therefrom, provided, that, (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and
(iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's Tax liability or its ability to conduct its businesses, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided, that, if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand, at the sole expense of the Indemnifying Party. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Article X and the records of each shall be available to the other with respect to such defense.

                  10.4 Remedies. Except in the case of fraud, the rights and remedies provided for in this Agreement and the Ancillary Agreements are the exclusive rights and remedies that any party may have at law or in equity.

                  10.5 Tax Treatment of Adjustments. The Purchasers and the Company agree to treat any indemnity payment made pursuant to Section 10.1 or
10.2 as an adjustment to the Purchase Price for all Tax purposes.

                  10.6 Survival. The representations and warranties and all indemnification obligations contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

                  (a) except as set forth in clauses (b) and (c) below, the representations and warranties contained in Articles II and III, (and the indemnification obligations in respect thereof under clauses (i) of Section 10.1(a) and 10.2(a)), shall survive for twelve months following the Subsequent Closing Date (except with respect to claims for Losses incurred within such period that have been filed within 30 days of the termination of such period).

                  (b) the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.20, 3.1, 3.2, and 3.6 shall survive without limitation;

                  (c) the indemnification obligations under clauses (ii) of
Section 10.1(a) and 10.2(a) shall survive with respect to any covenant covered thereby for the period such covenant is in force and effect.

                                   ARTICLE XI

                           INTERPRETATION; DEFINITIONS

                  11.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  25 Warrants: is defined in the recitals to this Agreement.

                  31 Warrants: is defined in the recitals to this Agreement.

                  Acquired Common Stock: (i) prior to the occurrence of the Subsequent Closing, the Common Stock issuable upon conversion of the Preferred Shares acquired by the Purchasers at the Initial Closing and upon exercise of the 25 Warrant, and (ii) thereafter, the Common Stock issuable upon conversion of the Preferred Shares acquired by the Purchasers at both the Initial Closing and the Subsequent Closing and upon conversion of both the Warrants.

                  Affiliate: shall have the meaning set forth in Rule 12b-2 under the Exchange Act (as in effect on the date of this Agreement).


                  Agreement: is defined in the introductory paragraph to this Agreement.
                  Alternative Proposal: means any bona fide third party proposal with respect to a direct or indirect acquisition or purchase of a business that constitutes a portion of net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or a portion of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning a portion of any class of any equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary whose business constitutes a portion of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole), other than the transactions contemplated by this Agreement.

                  Ancillary Agreement: means any of the CDR Registration Rights Agreement, the Indemnification Agreement, the Certificate of Designation, the Warrants, the Consulting Agreement, the Voting Agreement, the R Subscription Agreement and the R Employment Agreement.

                  Annual Meeting: is defined in the recitals to this Agreement.

                  Articles of Incorporation: is defined in Section 2.1.

                  Balance Sheet: is defined in Section 2.5(c).

                  Board: is defined in the recitals to this Agreement.

                  Bridge: is defined in Section 4.5.

                  Business: means the business of the Company and its Subsidiaries.

                  Business Day: means any day on which banking institutions are open in the City of New York.

                  CD&R: Clayton, Dubilier & Rice, Inc., a Delaware corporation.

                  CDR-Cookie VI: is defined in the introductory paragraph of this Agreement.

                  CDR-Cookie VI-A: is defined in the introductory paragraph of this Agreement.

                  CDR-Registration Rights Agreement: is defined in Section
8.2(c).

                  Certificate of Designation: is defined in the recitals to this Agreement.

                  Change of Control Transaction: means any bona fide third party proposal with respect to a direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 50% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of any equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary whose business constitutes 50% or more of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole), other than the transactions contemplated by this Agreement.

                  Closing: means any of the Initial Closing or the Subsequent Closing.

                  Closing Date: means any of the Initial Closing Date or the Subsequent Closing Date.

                  Code:  means the Internal Revenue Code of 1986, as amended.

                  Collective Bargaining Agreement: is defined in Section 2.18.

                  Common Stock:  is defined in the recitals to this Agreement.

                  Company: is defined in the introductory paragraph to this Agreement.

                  Company Disclosure Schedule: is defined in the introductory paragraph to Article II.

                  Company Intellectual Property:  is defined in Section 2.11(a).

                  Company SEC Documents:  is defined in Section 2.5(a).

                  Company Stock Options:  is defined in Section 2.2(a).

                  Company Superior Proposal: means any Alternative Proposal or Company Takeover Proposal otherwise on terms that the Board determines in its good faith judgment based on consultation with an investment banking firm of national reputation and outside counsel, is more favorable to the Company's stockholders than the transactions contemplated by this Agreement, considering all factors including, without limitation, (i) the overall significance and amount of the Alternative Proposal or

Company Takeover Proposal in absolute terms to the Company, (ii) the services that otherwise would be rendered to the Company pursuant to the Consulting Agreement and by the Purchaser Directors, and (iii) the financing, to the extent required, for the Alternative Proposal or the Company Takeover Proposal is then committed or which, in the good faith judgment of the Board, is reasonably capable of being obtained by such third party.

                  Company Takeover Proposal: means a Change of Control Transaction.

                  Consent: any consent, approval, waiver, agreement, license, or report or notice to, any Person.

                  Consolidated Group: is defined in Section 2.13(e).

                  Consulting Agreement: is defined in the recitals to this Agreement.

                  Contract: any note, bond, mortgage, indenture, contract, agreement, obligation, instrument, offer, commitment, understanding or other arrangement.

                  Conversion Shares:  is defined in Section 2.2(b).

                  Director Termination Date: is defined in Section 4.1(b).

                  EC Date: the later to occur of (i) the third anniversary of the Subsequent Closing Date and (ii) the election to the Board of three individuals who are not Purchaser Directors, are not officers or directors of the Company and who are not members of the Board immediately following the Initial Closing.

                  Environmental Law: is defined in Section 2.14(b).

                  Equity Security: means (i) any Common Stock or other capital stock of the Company, (ii) any securities of the Company convertible into or exchangeable for Common Stock or other capital stock of the Company, or (iii) any options, rights or warrants (or any similar securities) issued by the Company to acquire Common Stock or other capital stock of the Company.

                  ERISA: means the Employee Retirement Income Security Act, as amended.

                  Exchange Act: means the Securities Exchange Act of 1934, as amended.

                  Expenses:  is defined in Section 12.1(b).

                  Filed Company SEC Documents:  is defined in Section 2.7.

                  Financial Advisor: is defined in Section 2.16.

                  Financial Statements: is defined in Section 2.5(c).

                  First Tranche Transactions: is defined in Section 2.3.

                  Fund VI: is defined in the introductory paragraph of this Agreement.

                  Fund VI-A: is defined in the introductory paragraph of this Agreement.

                  GAAP: means United States generally accepted accounting principles.

                  Governmental Approval: any consent, approval, authorization, waiver, permit, concession, franchise, agreement, license, exemption or order of, declaration or filing with, or report or notice to, any Governmental Authority.

                  Governmental Authority:  is defined in Section 2.4(b).

                  Hazardous Materials: is defined in Section 2.14(b).

                  HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  Indebtedness: of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all leases the obligations of such Person in respect of which are required in accordance with GAAP to be capitalized, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, and (e) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (d) secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

                  Indemnification Agreement:  is defined in Section 8.2(c).

                  Indemnified Party:  is defined in Section 10.3.

                  Indemnifying Party:  is defined in Section 10.3.

                  Initial Closing: is defined in Section 1.2(a).

                  Initial Closing Date: is defined in Section 1.2(a).

                  Intellectual Property: means any and all mask works, software, data and documentation, trademarks, trade names, copyrights and service marks, including applications to register and registrations for any of the foregoing, United States and foreign patents, patent applications and patent disclosures, inventions, processes, designs, formulae, trade secrets, know-how and other proprietary rights and information, and all similar intellectual property rights (including moral rights).

                  knowledge: qualifications as to the knowledge of any Person with respect to any matter shall mean the actual knowledge of such Person or senior management of such Person.

                  Law: all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

                  Litigation is defined in Section 2.10(a).

                  Losses: any and all liabilities, obligations, commitments, losses, fines, penalties, sanctions, costs (including court costs), expenses, interest, royalties, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third-party claims), including out-of-pocket expenses and reasonable fees and expenses of attorneys, accountants, consultants and expert witnesses incurred in the investigation or defense of any of the same or in asserting any of the respective rights of the Purchasers or the Company under Article X or under any Ancillary Agreement.

                  Material Adverse Effect: on or with respect to an entity (or group of entities taken as a whole) means any state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, properties, results of operations or condition (whether financial or other) of such entity (or, if with respect thereto, of such group of entities taken as a whole), or on the ability of such entity (or group of entities) to consummate the transactions contemplated hereby or to perform its obligations hereunder.

                  Material Adverse Impact: on or with respect to an entity (or group of entities taken as a whole) means any state of facts, event, change or effect that has had or would have a material adverse effect on the business, properties, results of operations or condition (whether financial or other) of such entity (or, if with respect thereto, of such group of entities taken as a whole), or on the ability of such entity (or group of entities) to consummate the transactions contemplated hereby or to perform its obligations hereunder.

                  Material Contracts:  is defined in Section 2.12(a).

                  MBCA: means the Michigan Business Corporation Act, as amended.

                  New Business Opportunities: is defined in Section 4.5.

                  New Security: means any Equity Security issued by the Company after the Initial Closing; provided that "New Security" shall not include (i) any securities issuable upon conversion of any convertible Equity Security, (ii) any securities issuable upon exercise of any option, warrant or other similar Equity Security or (iii) any securities issuable in connection with any stock split, stock dividend or recapitalization of the Company where such securities are issued to all stockholders of the Company on a pro rata basis.

                  Non-Purchaser Director: means any director of the Company not designated by the Purchasers.

                  Owned Software: all computer software developed by or for the Company or any of its Subsidiaries or in connection with the business of the foregoing by any employee of the Company or any of its Subsidiaries or by an independent contractor.

                  Permit:  is defined in Section 2.10(b).

                  Person: means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government.

                  Plans: is defined in Section 2.9(b).

                  Preferred Shares: is defined in the recitals to this agreement.

                  Pro Rata Share: means the fraction of an entire issuance of New Securities, the numerator of which shall be the number of shares of Common Stock owned or receivable upon conversion of the Preferred Shares and exercise of the Warrants by Purchasers and their Affiliates (other than the Company and its Subsidiaries) immediately prior to such issuance of such New Securities and the denominator of which shall be the aggregate number of shares of Common Stock outstanding immediately prior to such issuance of such New Securities and receivable upon conversion of the Preferred Shares and exercise of the Warrants.

                  Proxy Statement: is defined in Section 6.3(a).

                  Purchase Price:  is defined in Section 1.1.

                  Purchasers: is defined in the introductory paragraph to this Agreement.

                  Purchaser Directors:  is defined in Section 4.1.

                  Purchaser Disclosure Schedule: is defined in the introductory paragraph to Article III.

                  Purchaser Indemnitees:  is defined in Section 10.1(a).

                  Purchaser Observer:  is defined in Section 4.2.

                  Registration Rights Agreement:  is defined in Section 2.12(c).

                  R Agreements: is defined in Section 8.2(c).

                  R Employment Agreement: is defined in Section 8.2(c).

                  R Subscription Agreement: is defined in Section 8.2(c).

                  R Indemnification Agreement: means an agreement dated of even date herewith between Rajendra Vattikuti and the Company pursuant to which the Company will indemnify Mr. Vattikuti in accordance with the terms therein.

                  SEC:  means the Securities and Exchange Commission.

                  Second Tranche Transactions: is defined in Section 2.3.

                  Securities Act:  means the Securities Act of 1933, as amended.

                  Security: means at any time Equity Securities and any shares of any class of capital stock of the Company.

                  Shareholder Approval: is defined in the recitals to this Agreement.

                  Special Committee: is defined in the recitals to this Agreement.

                  Subscription Notice:  is defined in Section 5.1.

                  Subsequent Closing: is defined in Section 1.3(a).

                  Subsequent Closing Date: is defined in Section 1.3(a).

                  Subsidiary: means, as to any Person, any corporation or other entity at least a majority of the shares of stock or interest of which having general voting power under ordinary circumstances to elect a majority of the Board of Directors of such corporation or others performing similar functions with respect to such entity is, at the time as of which the determination is being made, owned by such Person, or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, other than any such corporation or other entity that conducts no business and holds no more than de minimis assets.

                  Synova: is defined in Section 4.5(b).

                  Takeover Statute: is defined in Section 2.20.

                  Tax: any federal, state, provincial, local, foreign or other income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales (including, without limitation, bulk sales), use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including, without limitation, taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, levy, impost, fee, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto, whether disputed or not) imposed by any Governmental Authority or other taxing authority.

                  Tax Returns: is defined in Section 2.13(e).

                  Termination Fee:  an amount equal to $6,000,000.

                  Transaction Fee:  an amount equal to $6,000,000.

                  Voting Agreement: is defined in Section 8.2(c).

                  Voting Securities: means at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors.

                  Warrants:  is defined in the recitals to this Agreement.

                  Warrant Shares: is defined in Section 2.2(b) of this Agreement.

                                  ARTICLE XII

                                  MISCELLANEOUS

                  12.1 Fees and Expenses.

                  (a) Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses except that the Company shall bear and pay the costs and expenses incurred in connection with (i) the preparation, filing, printing and mailing of the Proxy Statement (including SEC filing fees) and (ii) the filings of the notification and report forms under the HSR Act (including filings fees).

                  (b) The Company shall promptly pay the Purchasers an amount equal to all Expenses (as defined below) in the event that this Agreement is terminated for any reason other than a breach by the Purchasers of this Agreement or an Ancillary Agreement. The Company shall promptly pay to CD&R the Termination Fee if (i) prior to the Initial Closing, this Agreement is terminated for any reason other than a breach by the Purchasers of this Agreement or an Ancillary Agreement or the failure of the applicable waiting period under the HSR Act to expire or terminate or, (ii) following the Initial Closing, this Agreement is terminated by reason of (x) failure of Shareholder Approval to be obtained prior to August 30, 2000, (y) the termination of this Agreement pursuant to either Section 9.1(b)(ii) or Section 9.1(c)(ii), or (z) a breach by the Company of this Agreement. All such payments shall be in immediately available funds. In the event that the Company shall pay the Purchasers an amount in respect of Expenses and such amount shall subsequently prove to exceed the amount of Expenses actually incurred, the Purchasers shall refund the excess to the Company. The term "Expenses" means all out-of-pocket fees, costs and other expenses incurred or assumed by the Purchasers or incurred on their behalf in connection with this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby and thereby, including the preparation, execution and delivery of this Agreement and the Ancillary Agreements, compliance herewith and therewith and any amendments to or waivers of this Agreement or the Ancillary Agreements.

                  (c) The Company acknowledges that the agreements contained in this Section 12.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Purchasers would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 12.1, and, in order to obtain such payment, the Purchasers commence a suit which results in a judgment against the Company for any of the Termination Fee or Expenses set forth in this Section 12.1, the Company shall pay to the Purchasers their costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of such Termination Fee and Expenses at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

                  (d) This Section 12.1 shall survive any termination of this Agreement.

                  12.2 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

                  12.3 Specific Enforcement. The Purchasers, on the one hand, and the Company, on the other, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Certificate of Designation were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement or the Certificate of Designation and to enforce specifically the terms and provisions hereof and thereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

                  12.4 Entire Agreement. This Agreement (including the documents set forth in the Exhibits and Schedules hereto), together with the Ancillary Agreements, contains the entire understanding of the parties with respect to the transactions contemplated hereby.


                  12.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  12.6 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally, by telecopy (except for legal process) or sent by registered mail, postage prepaid, if to:

                  the Company:

                           Complete Business Solutions, Inc.
                           32605 West Twelve Mile Road
                           Farmington Hills, Michigan  48334-3339

                           Attention of:    Timothy S. Manney
                                            Thomas E. Sizemore, Esq.

                           Facsimile:  248-848-0109
                           Telephone: 248-848-8660

                  with a copy to:

                           Butzel Long
                           150 West Jefferson
                           Suite 900
                           Detroit, Michigan  48226

                           Attention of: Arthur Dudley, Esq.
                           Facsimile:   (313) 225-7080
                           Telephone:   (313) 225-7000

                  with a copy to:

                           Dewey Ballantine, LLP
                           1301 Avenue of the Americas
                           New York, New York  10019

                           Attention of:    Morton A. Pierce, Esq.
                           Facsimile:       (212) 259-6333
                           Telephone:       (212) 259-8000
                           Attention:       Morton A. Pierce, Esq.

                  the Purchasers:

                           CDR-Cookie Acquisition L.L.C.
                           c/o CD&R Associates VI Limited Partnership
                           CRD-Cookie Acquisition VI-A L.L.C.
                           c/o CD&R Associates VI-A Limited Partnership
                           1043 Foulk Road, Suite 106
                           Wilmington, Delaware 19803
                  with a copy to:

                           Clayton, Dubilier & Rice, Inc.
                           375 Park Avenue, 18th Floor
                           New York, New York  10152

                           Attention of:  Kevin J. Conway
                           Facsimile:  (212) 407-5252
                           Telephone:  (212) 407-5200

                  with a copy to:

                           Debevoise & Plimpton
                           875 Third Avenue
                           New York, New York  10022

                           Attention of:  Franci J. Blassberg, Esq.
                           Facsimile:  (212) 909-6836
                           Telephone:  (212) 909-6000

or to such other address or telex number as any party may, from time to time, designate in a written notice given in a like manner.

                  12.7 Amendments; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of the Company shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Purchasers (including but not limited to by any of its advisors, consultants or representatives) or by reason of the fact that the Purchasers or any of their advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

                  12.8 Cooperation. The Purchasers and the Company agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement.

                  12.9 Successors and Assigns. All covenants and agreements contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything to the contrary herein, each Purchaser may assign any and all of its rights and obligations under this Agreement to the other. In no event shall the rights and obligations set forth in Articles 4 and 5 shall be binding on, or inure to the benefit of, any transferee of the Acquired Common Stock.

                  12.10 Transfer of Preferred Shares, etc. The Purchasers understand and agree that the Preferred Shares, the Conversion Shares, the Warrants and the Warrant Shares have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws is available. The Purchasers acknowledge that except as provided in the Registration Rights Agreement, the Purchasers have no right to require the Company to register Preferred Shares, the Conversion Shares, the Warrants or the Warrant Shares. The Purchasers understand and agree that each certificate representing Preferred Shares, Conversion Shares, Warrants, or Warrant Shares (other than, Preferred Shares, Warrants, Conversion Shares or Warrant Shares which have been transferred in a transaction registered under the Securities Act or exempt from the registration requirements of the Securities Act pursuant to Rule 144 thereunder or any similar rule or regulation) shall bear the following legend:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS."

and the Purchasers agree to transfer Preferred Shares, Conversion Shares, Warrants and Warrant Shares only in accordance with the provisions of such legend. At the holder's request, the Company shall exchange any such legended securities for unlegended securities at any time after (i) such securities have been held, or deemed, by virtue of tacking holding periods as contemplated by Rule 144, to have been held for a period of two years by the holder thereof, and (ii) such holder has not been an affiliate (within the meaning of Rule 144) of the Company for three months.

                  12.11 Governing Law, etc.

                  (a) EXCEPT TO THE EXTENT THAT THE LAW OF MICHIGAN MANDATORILY APPLIES, THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY HEREBY WAIVES AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION AND ENFORCEMENT HEREOF, OR ANY SUCH DOCUMENT OR IN RESPECT OF ANY SUCH TRANSACTION, THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH PARTY HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THAT THE MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 12.6 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

                  (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 12.11(b).


                  12.12 Necessary Adjustments. If, after the date hereof, the Company shall (a) issue or deliver any shares of its Common Stock as a result of the declaration or payment of a dividend of Common Stock payable in, or other distribution to holders of Common Stock of, shares of Common Stock, (b) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, (c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, (d) issue any shares of capital stock in a reclassification of the Common Stock, or (e) undertake any similar transaction, then the threshold amounts described in Section 4.1(b) shall be proportionately adjusted.

                  12.13 No Inconsistent Agreements. The Company will not hereafter enter into any agreement which is inconsistent with the rights granted to the Purchasers by this Agreement or the Ancillary Agreements. The Company will not hereafter enter into any agreement with [R] that provides Mr. Vattikuti with subscription, indemnification, registration or other rights similar to those granted to the Purchaser under this Agreement or the Ancillary Agreements, that are superior to such rights granted to the Purchasers.

                  12.14 No Third Party Beneficiaries. Nothing contained in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement; provided, however, that the parties hereto hereby acknowledge and agree that the Purchaser Indemnitees (other than the Purchasers) are third party beneficiaries of Article X of this Agreement.

                  12.15 Replacement of Share Certificates. Upon receipt of an affidavit of loss with respect to any certificate representing Preferred Shares, Conversion Shares, Warrants or Warrant Shares or, in the case of any mutilation of such certificate, upon surrender of such certificate, the Company at its expense shall execute and deliver, in lieu thereof, a new certificate representing such Preferred Shares.

                  IN WITNESS WHEREOF, each of the Purchasers and the Company has caused this Agreement to be duly executed as of the day and year first above written.

                                        COMPLETE BUSINESS SOLUTIONS, INC.



                                        By:       /s/ Tomothy S. Manney
                                           ----------------------------------
                                           Name:  Timothy S. Manney
                                           Title:  Executive Vice President


                                        CDR-COOKIE ACQUISITION, L.L.C.



                                        By:       /s/ Kevin J. Conway
                                           ----------------------------------
                                           Name:  Kevin J. Conway
                                           Title:  President


                                        CDR-COOKIE ACQUISITION VI-A,
                                        L.L.C.



                                        By:       /s/ Kevin J. Conway
                                           ----------------------------------
                                           Name:  Kevin J. Conway
                                           Title:  President